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                                                                   Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of M/I Schottenstein Homes, Inc. on Form S-2 of our reports dated February 27, 1997, except with respect to the last paragraph of Note 2, for which the date is March 15, 1997, included and incorporated by reference in the Annual Report on Form 10-K of M/I Schottenstein Homes, Inc. for the year ended December 31, 1996, and to the use of our report dated February 27, 1997, except with respect to the last paragraph of Note 2, for which the date is March 15, 1997, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Columbus, Ohio
October 16, 1997